Exhibit 16.1

December 23, 2005

Division of Corporate Finance
Chief Accountant’s Office
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

We have been furnished with a copy of the response to Item 4.02 of Form 8-K for the event that occurred on November 7, 2005, to be filed by our former client, Smart Online, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours

/s/ BDO Seidman, LLP

BDO Seidman, LLP